EXHIBIT 99.1

CROSS COUNTRY HEALTHCARE COMPLETES SALE OF ITS
CLINICAL TRIAL SERVICES BUSINESS

BOCA RATON, Fla. – February 19, 2013 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today it has completed the previously announced sale of its clinical trial services business to ICON plc (NASDAQ: ICLR) for $52 million, plus an earn-out of up to $3.75 million related to certain performance-based milestones.  Cross Country Healthcare used a portion of the net proceeds from this transaction to repay all $29.3 million of its outstanding bank debt.

As a result of this sale, Cross Country Healthcare’s clinical trial services business segment will become discontinued operations and will be reported as such on its financial statements for all applicable periods presented in the Company’s upcoming financial reporting for the fourth quarter and year ended December 31, 2012.

“Our divestiture of this business was based on an extensive review of our operations and the changing landscape in the pharmaceutical R&D outsourcing industry.  Having successfully completed this transaction, we will narrow our focus and concentrate our resources on our core nurse and allied staffing and our physician staffing businesses, which pro forma would represent about 90% of our consolidated revenue,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc.  “I also want to wish our outstanding clinical trial service team much success in the future,” added Mr. Boshart.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leader in healthcare staffing with a primary focus on providing nurse and allied and physician (locum tenens) staffing services and workforce solutions to the healthcare market. The Company believes it is one of the top two providers of nurse and allied staffing services, one of the top four providers of temporary physician staffing services, and one of the top five providers of retained physician and healthcare executive search services.  The Company also is a leading provider of education and training programs specifically for the healthcare marketplace.  On a company-wide basis, Cross Country Healthcare has approximately 4,000 contracts with hospitals and healthcare facilities, and other healthcare organizations to provide our staffing services and workforce solutions.  Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com.  Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

About ICON plc

ICON plc is a global provider of outsourced development services to the pharmaceutical, biotechnology and medical device industries.  The company specializes in the strategic development, management and analysis of programs that support clinical development - from compound selection to Phase I-IV clinical studies.  With headquarters in Dublin, Ireland, ICON currently operates from 82 locations in 40 countries and has approximately 9,500 employees.  Further information is available at www.iconplc.com.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and our other Securities and Exchange Commission filings made during 2012.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

For further information, please contact:

Cross Country Healthcare, Inc.
Howard A. Goldman
Director/Investor & Corporate Relations
Phone: 877-686-9779 | Email: hgoldman@crosscountry.com

ICON plc
Sam Farthing
VP Investor Relations
Phone:  +353-1-291-2000 | Email: sam.farthing@iconplc.com